Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Triangle Petroleum Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-194861, 333-188354, 333-184519, 333-173357, and 333-171958) on Form S-3 and (Nos. 333-198175, 333-198174, 333-188353, 333-175740, and 333-171959) on Form S-8, of Triangle Petroleum Corporation of our report dated September 11, 2014, with respect to the statement of revenues and direct operating expenses of the properties acquired by Triangle USA Petroleum Corporation from Marathon Oil Company for the year ended January 31, 2014.

/s/ KPMG LLP

Denver, Colorado
September 11, 2014